EXHIBIT 10.1

Amendment of Employment Agreement

This Amendment (the “Amendment”) is entered into as of December 31, 2007, by and between Caren L. Mason, an individual (“Executive”), and Quidel Corporation, a Delaware corporation (“Quidel”) in connection with that certain Employment Agreement (the “Employment Agreement”), entered into as of August 20, 2004, by and between Executive and Quidel.  Terms which are not otherwise defined in this Amendment shall have the same meanings accorded to them in the Employment Agreement.

Background

WHEREAS, the IRS issued final regulations on April 10, 2007 interpreting the rules and standards under Section 409A of the Internal Revenue Code (“Section 409A”) as it relates to deferred pay arrangements; and

WHEREAS, Section 409A impacts the Employment Agreement, and Executive and Quidel desire to bring the Employment Agreement into documentary compliance with Section 409A based on the terms and conditions herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive and Quidel hereby agree as follows:

1.             Update of Section 6(c)(i).  The parties agree that Section 6(c)(i) should be deleted in its entirety and replaced with the following:

“(i)          Definition of Good Reason.  Mason shall have the right to terminate her employment for Good Reason within sixty (60) days following the occurrence of one or more of the events described in this Section 6(c)(i) after having given the Company at least thirty (30) days notice of the same and a reasonable opportunity to cure during such 30-day notice period.  For purposes of this Section “Good Reason” shall mean the following: (1) the failure to elect and continue Mason as Chief Executive Officer of the Company, or if the scope of Mason’s duties and responsibilities are in the aggregate materially reduced; (2) a requirement by the Company or the Board that Mason be relocated to a Company office more than fifty (50) miles from the current executive offices of the Company, or the Company requiring Mason to be based anywhere other than the principal executive offices of the Company; (3) any material reduction in Mason’s base salary, provided that the Company does not pay Mason an appropriate cash amount to reimburse her for the base salary reduction, or (4) a material breach by the Company of any of the terms of this Agreement.”

2.             Update of Section 6(d)(i).  The parties agree that Section 6(d)(i) should be deleted in its entirety and replaced with the following:

“(i)          a lump sum payment equal to eighteen (18) months of her base salary, less applicable withholdings, at the salary rate in effect at the time of the termination of her employment, payable within thirty (30) days from the date of termination, except that in the event that such termination occurs in connection with a Change in Control and constitutes a “Qualifying Termination” (as defined in Section 5 of the Agreement Re: Change in Control (Exhibit B hereto)), then Mason shall be entitled to receive (in lieu of the Severance Benefits provided in this Section 6(d)) the severance payment and benefits provided in the Agreement Re: Change in Control (Exhibit B hereto), executed concurrently herewith;”

3.             Update of Section 6(d)(iii).  The parties agree that Section 6(d)(iii) should be deleted in its entirety and replaced with the following:

(iii)          payment during the period of eighteen (18) months from the date of termination (the “Severance Benefit Period”) (or until such earlier date that substantially equivalent or better benefits are provided by a successor employer) of the cost of COBRA insurance premiums for all health insurance, and the cost of life insurance and disability insurance fringe benefits on a monthly basis, in advance.

4.             New Section 6(f).  The parties agree that a new Section 6(f) shall be added to the Employment Agreement immediately following Section 6(e):

“(f)          Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement (or any portion thereof) would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the “Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date which is six (6) months after Executive’s “separation from service” or (b) the date of Executive’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.  The provisions of this Section 6(f) shall only apply to the minimum extent required to avoid Executive’s incurrence of any Section 409A Taxes.  In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.”

5.             Miscellaneous.  This Amendment may be executed in counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  No other changes or modifications are made to the Employment Agreement by this Amendment, and all other terms and conditions in the Employment Agreement remain in full force and effect as set forth therein.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

Caren L. Mason

By:	/s/ Caren L. Mason
Name:	Caren L. Mason

Quidel Corporation,
a Delaware corporation

By:	/s/ Robert J. Bujarski
Name:	Robert J. Bujarski
Title:	Senior Vice President, General and Corporate Secretary